Income Opportunity Realty Investors, Inc. 8-K

Exhibit 99.1

NEWS RELEASE	Contact:
Income Opportunity Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@incomeopp-invest.com

Income Opportunity Realty Investors, Inc. reports Earnings for Quarter Ended March 31, 2026

DALLAS (May 7, 2026) -- Income Opportunity Realty Investors, Inc. (NYSE American:IOR) is reporting its results of operations for the quarter ended March 31, 2026. For the three months ended March 31, 2026, we reported net income attributable to common shares of $1.0 million or $0.25 per diluted share compared to a net income of $1.0 million or $0.24 per share for the same period in 2025. The slight increase in net income is attributable to a decrease in interest income.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, currently holds a portfolio of notes receivable. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
Other income	$—	$—
Expenses:
General and administrative	73	68
Advisory fee to related party	24	27
Total operating expenses	97	95
Net operating loss	(97)	(95)
Interest income from related parties	1,376	1,347
Income tax provision	(269)	(263)
Net income	$1,010	$989

Earnings per share
Basic and diluted	$0.25	$0.24
Weighted average common shares used in computing earnings per share
Basic and diluted	4,066,178	4,066,178